

NUMBER

SHARES

Yummy Flies, Inc.

Common Stock, $.001 Par Value

SPECIMEN

This Certifies that ______________________________ is the registered holder of ______________________________ Shares

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ____________ day of ____________ A.D. 20___*

______________________ Secretary

______________________ President